Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Revelation Biosciences, Inc. of our report (which expresses and unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) dated April 15, 2022, relating to the financial statements of Revelation Biosciences Inc., as of and for the year ended December 31, 2021 appearing on Form 8-K/A of Revelation Biosciences, Inc. filed on April 22, 2022.

/s/ Baker Tilly US, LLP

San Diego, CA

May 31, 2022